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                                                                    EXHIBIT 99.1


     POET HOLDINGS, INC. ANNOUNCES PRELIMINARY REVENUE RESULTS FOR THE THIRD
                        QUARTER ENDED SEPTEMBER 30, 2001

SAN MATEO, CALIFORNIA - OCTOBER 4, 2001 - Poet Holdings, Inc. (Neuer Markt:
POXA) announced today preliminary revenue results for the third quarter ended September 30, 2001 in the range of $1.8 to $1.9 million compared to $2.8 million for the previous quarter ended June 30, 2001. The Company believes these results were adversely affected by the overall economic slowdown in both the United States and Europe compounded by the events of September 11, 2001, which caused some customers to unexpectedly delay or cancel purchases of the Company's products and services towards the end of the quarter.

As a result of the current uncertainties in the Company's markets, the Company is looking into further initiatives to reduce its operating expenses on a going forward basis. The Company had previously initiated a reduction of its operating expenses during the quarter ended September 30, 2001. The Company had cash reserves of over $24 million at September 30, 2001, which the Company believes will provide it with the foundation to successfully emerge from the difficult current economic environment.

The announcement of the final results for the third quarter ended September 30, 2001 is scheduled for release on October 23, 2001.

ABOUT POET HOLDINGS, INC.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions (formerly named eCS) product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet" (formerly named OSS), the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. For more information, click on the link to visit our Corporate Website or call 650-577-2500.


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This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for Poet Holdings, Inc. products and services, the U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in Poet Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, POET Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Poet Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.